Answers Corporation

4th Quarter 2009 Conference Call

8:30AM EST, February 8, 2010

Participants:

Robert S. Rosenschein, Chairman and Chief Executive Officer

Steve Steinberg, Chief Financial Officer

Bruce D. Smith, Chief Strategic Officer

Bruce Smith

Good morning and welcome to our call. My name is Bruce Smith, Chief Strategic Officer. Joining me today are Bob Rosenschein, Chairman and CEO, who will present the prepared remarks, and Steve Steinberg, CFO. This call is being webcast and will be available for replay.

Before we begin today, we would like to remind you that our prepared remarks contain forward-looking statements and that management may make additional forward-looking statements in response to questions. These statements are based on current expectations, forecast assumptions, risks and uncertainties, and do not guarantee future performance. The company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important risks, among others, are our ability to maintain or improve monetization rates, particularly in light of the current challenging economic environment; drops in traffic caused primarily by search engines algorithm changes, as experienced in July 2007; maintaining our relationship with Google, Answers.com’s most important provider of ads and source of revenue, potential claims that we are infringing the intellectual property rights of any third party and many other risks.

See risk factors section in our most recently filed quarterly report available at ir.answers.com under the SEC Filings tab.

We will be discussing non-GAAP financial measures, including adjusted EBITDA and adjusted operating expenses. We provide a reconciliation of non-GAAP financial measures, to the most directly comparable GAAP financial measure and the list of the reasons why the company uses non-GAAP financial measures, in today’s earnings release posted on our corporate Website at: ir.answers.com.

Finally, all information shared on this call is as of February 8, 2010, and we do not intend and assume no obligation to update such information.

And with that, I would like to turn the call over to Bob Rosenschein.

Bob Rosenschein

Good morning and welcome to our call. It was an outstanding quarter, exceeding all expectations, in fact 20% higher than our previous record revenue quarter.

I’m going to divide my remarks into three parts: (1) Q4 and 2009 highlights; (2) details of our financial results; and (3) longer-term plan. I will share with you our strategy and challenges going forward—and areas in which we intend to invest more resources. I want to give you a sense of how we see our business internally.

First, Q4 highlights:

•	Revenue was just north of $6 million, up 30% year-over-year, and above the top end of our last guidance.

•	Adjusted EBITDA was approximately $2.4 million, up 23% year-over-year, and also above our guidance.

•	GAAP operating income was $1.7 million.

•	WikiAnswers average daily traffic (page-views) reached nearly 8.2 million. That’s up 88% year-over-year.

Even more exciting were our full year 2009 results, again beating guidance all around:

•	Revenue hit $20.75 million, up 46% year-over-year.

•	Adjusted EBITDA was $7.73 million, up 378% year-over-year.

•	GAAP operating income was approximately $5 million for the year, our first full-year positive GAAP operating income.

•	WikiAnswers average daily page views reached nearly 6.5 million, 123% year-over-year.

Other 2009 accomplishments included:

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Releasing Answers.com in four languages: French, Italian, German and Spanish (which we call FIGS). We’ve begun seeding answers in each of the languages and expect to continue jumpstarting them with Q&A content translated from English.

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We also unified our branding and sites, creating the new Answers.com as the overall umbrella brand of the company and combining answers based on user-generated content with answers rooted in editorial reference content.

Now let’s get into more detail on financial results for the fourth quarter.

Overall Answers.com revenues were approximately $6 million—75% from WikiAnswers and 25% from ReferenceAnswers—a 30% increase year-over-year, and 21% sequentially. Overall average daily page views were 10.94 million, up 48% year over year, and 19% sequentially.

Let’s look at the components. WikiAnswers’ average daily page views were 8.2 million, up 88% year-over-year and 29% sequentially. ReferenceAnswers’ average daily page views in Q4 were 2.74 million, down 10% year-over-year, and 4% sequentially. Compared to Q3, the RPMs of WikiAnswers were essentially flat this quarter, while ReferenceAnswers RPMs rose 3%.  2009 RPMs for WikiAnswers and ReferenceAnswers were down 14% and 6%, respectively, compared to the prior year.

Adjusted operating expenses were $3.63 million in Q4, compared to $3.28 million in Q3, an increase of $350 thousand. The increase resulted from various items including new marketing initiatives, such as our annual Answers.com Summit, compensation and travel costs, and translating English-language content into foreign languages.

Adjusted EBITDA in Q4 was $2.39 million, reflecting a 40% margin. We had GAAP operating income of $1.70 million in Q4. That’s a 31% improvement year-over-year and 74% improvement sequentially.

Cash and marketable securities as of December 31 were approximately $23 million, approximately $1.70 million higher than at the end of Q3. The net increase stems almost entirely from cash from operations of $2.08 million, less capital expenditures of $240 thousand and preferred dividends of $200 thousand.

In 2009, our headcount rose from 70 to 86, or 23%.

You may have noticed in today’s earnings release that we have not shared financial guidance for Q1. We are not comfortable giving it because of the volatility we’ve seen in Google AdSense RPMs. What we can say is that, right now, RPMs are somewhat weaker than we anticipated.

On the key traffic component, we expect that WikiAnswers will continue rising, approximately 10% sequentially in Q1 and that ReferenceAnswers page views will be flat this quarter. On the expense side, we expect Q1 expenses to rise sequentially  about 7%.

Now let’s move to our business strategy—and challenges—going forward, this year and next.

Let’s start with how we see our overall business growing. Our goals are to provide people the best answers on the Internet and to dominate the question and answer space.

We see our business consisting of core platform plus four product extensions.

The core platform is Answers.com in English, with the components you are familiar with: WikiAnswers and ReferenceAnswers. Behind the scenes of this core platform are many features we are constantly addressing, such as maintaining and improving search engine optimization, performance, scalability, usability—and especially content quality.

I single out content quality because we see it as the single biggest opportunity and challenge of WikiAnswers. To date, the essential driving force behind the growth of traffic continues to be the expansion of our database of Questions and more importantly Answers. Additionally, this content quality plays a crucial role in our search engine rankings, as well as user experience, with all of its impact on user loyalty, return visits, and community engagement. This fundamental relationship drives our product and community directions.

Now here are the four product extension areas  that we are looking at.

The first, and most visible, because we began it in 2009, is expanding Answers.com internationally. Let me try and quantify the opportunity. According to published data, there are over 1.7 billion Internet users worldwide, with only 220 million of them in the US.  Approximately 80% of our traffic comes from four English speaking countries, the United States, UK, Canada and Australia.  These four countries have a total population of over 400 million, with an Internet user base of over 300 million. The FIGS languages alone have a total population of 800 million, with a little over 300 million Internet users. Even with the discounted RPMs associated with many of these languages, the increase in addressable market size is  highly material.  Factor in new languages like Portuguese (think Brazil) and other European languages, and the opportunity becomes even larger.  Many companies, including Google, receive approximately half their revenues outside the US.

Add all this up and you can understand why our international expansion gets us so excited. Our success here will be a function of how effectively we jumpstart the Web sites via translation of our English-language assets, as well as how quickly we can ramp up community activity around each language. Traffic is still in its infancy, , but we are beginning to see initial traffic activity. In Q1, we’re spending about $250,000 on translating answers into four languages. Expect much more translation throughout 2010. Our goal is to reach critical mass, so that the virtuous cycle that we experience in English will occur naturally internationally.

Another new area this year will be enabling mobile Answers.com on smart-phones. Of course, users are not always in front of a desktop or laptop when they need answers. Market research, as well as recent announcements by Apple, Google, RIM, and Nokia, point to an explosion of handheld Internet access devices. We think that mobile Answers.com access can add usage, greater engagement, and brand recognition.

Next, in terms of connecting more aggressively to social media, we’ve already taken the first step, in the form of our Facebook Connect solution announced on January 8. Now you can log in to Answers.com using your Facebook, Twitter, Yahoo or Google  identity. Our goal is to address the social answers space by more tightly integrating the question-answering process with popular social networks.

Last, but not least, video is another natural extension of our Web-based text solution, and we intend to enter this space to enrich the types of answers we serve our user base.

You should expect us to invest more heavily in our core business and all of these areas in 2010.

With the continued strength of our model and the rise of our traffic, our confidence in the general health of the business remains strong. We are extremely excited about 2010 and beyond.

With that, thank you, and we’ll turn it over for any questions.